Exhibit 99.2

Dollar Tree, Inc. Announces Annual Meeting Results

CHESAPEAKE, Va. — June 22, 2010 — Dollar Tree, Inc. (NASDAQ: DLTR), the nation's leading operator of discount variety stores selling everything for $1 or less, held its Annual Meeting of Shareholders at The Westin Virginia Beach Town Center, in Virginia Beach, Virginia, on Thursday, June 17, 2010.

Shareholders elected Conrad M. Hall, who had been previously appointed by the Board, to serve on the Board of Directors.  Shareholders also re-elected H. Ray Compton, Lemuel E. Lewis, and Bob Sasser, to serve on the Board.

In addition, shareholders approved an amendment to the Company's Articles of Incorporation eliminating the classification of its Board of Directors, and an amendment to the Company's Articles of Incorporation increasing the number of shares of common stock authorized to be issued.  Both of these amendments are described in the Company's 2010 proxy statement.

Retirement of Richard G. Lesser from the Board of Directors
At the Annual Meeting it was also announced that Mr. Richard G. Lesser was retiring from the Board.  Mr. Lesser, age 75, had served as a Director on the Company’s Board since 1999.  With Mr. Lesser’s retirement, the Board now consists of eleven Directors.

“Dick Lesser served with distinction on our Board of Directors for eleven years,” said Macon Brock, Chairman.  “His wealth of industry experience and valuable insights contributed to the growth of Dollar Tree.  During his time on the Board, Dollar Tree has expanded into a Fortune 500 company with nearly 3,900 stores in 48 states and annual sales of more than $5.2 billion.  In addition, his judgment, integrity and commitment to sound Corporate Governance have served our Company’s shareholders very well.  We wish him well in his future endeavors.”

Dollar Tree operated 3,899 stores in 48 states as of June 18, 2010.

CONTACT:
Dollar Tree, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com